Exhibit 99.1

Media Contact: Jen Bernier-Santarini MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Bill Slater MIPS Technologies, Inc. +1 408 530-5200 ir@mips.com

MIPS Technologies Announces Receipt of
Unsolicited Proposal from CEVA, Inc.

Reiterates Commitment to Imagination Technologies Transaction

Announces Intention to Enter into Discussions with CEVA

SUNNYVALE, Calif. – November 20, 2012 – MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications, today announced that it has received an unsolicited proposal from CEVA, Inc. (Nasdaq: CEVA) to acquire all of the outstanding MIPS shares, following the consummation of the proposed patent sale transaction with Bridge Crossing, LLC and the proposed recapitalization, for $75 million (U.S.) in cash. CEVA’s proposal is subject to the approval of its board of directors and a brief period of confirmatory due diligence.

MIPS had previously announced (on November 5, 2012) that Imagination Technologies Group plc (LSE: IMG) would acquire the outstanding MIPS shares following the consummation of the proposed patent sale transaction with Bridge Crossing and the proposed recapitalization, for $60 million (U.S.) in cash.

The MIPS Technologies Board of Directors is evaluating CEVA’s proposal and has not made a determination as to whether the proposal is superior to MIPS Technologies’ pending transaction with Imagination Technologies. However, the MIPS Technologies Board of Directors believes the CEVA proposal could reasonably be expected to lead to a superior transaction, so it has determined to engage in discussions with CEVA. There can be no assurances that any definitive agreement or transaction will result from the CEVA proposal or MIPS Technologies’ discussions with CEVA.

The MIPS Board of Directors continues to recommend the merger agreement with Imagination Technologies to its stockholders. The MIPS Board of Directors is not withdrawing its recommendation with respect to the merger agreement and the merger, or proposing to do so, and is not making any recommendation with respect to the CEVA proposal.

J.P. Morgan is acting as exclusive financial advisor to MIPS Technologies and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (Nasdaq:MIPS) is a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications. The MIPS architecture powers some of the world’s most popular products including over 700 million units in our most recent fiscal year. Our technology is broadly used in products such as digital televisions, set-top boxes, Blu-ray players, broadband customer premises equipment (CPE), WiFi access points and routers, networking infrastructure and portable/mobile communications and entertainment products. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

Additional Information and Where You Can Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between MIPS and Imagination Technologies.  In connection with the proposed transaction, MIPS intends to file a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the transaction and the parties to the transaction.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transaction. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the proxy statement for MIPS’ 2011 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and the proxy statement and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement relating to the transactions when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on MIPS Technologies and its Board of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include that the proposed Imagination Technologies transaction will have compelling strategic and financial benefits; the Board’s continued recommendation of the Imagination Technologies transaction to its stockholders; and other statements regarding the possible transactions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the inability of MIPS and CEVA to agree on the parameters of their discussions; the decision of the MIPS Technologies Board of Directors following its evaluation of the CEVA proposal; actions of Imagination Technologies in response to any discussions with CEVA; the results of discussions with CEVA; the impact of actions of other parties with respect to any discussions and the potential consummation of the proposed transaction with Imagination Technologies; the commencement of litigation relating to the discussions or to the proposed transaction with Imagination Technologies; changes in the proposal from CEVA; failure of the MIPS Technologies stockholders to approve the proposed transaction with Imagination Technologies; the challenges and costs of closing, integrating and achieving anticipated synergies from the MIPS Technologies and Imagination Technologies transaction; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of MIPS Technologies and Imagination Technologies generally, including those set forth in the filings of MIPS Technologies with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MIPS Technologies annual reports on Form 10-K, including any amendments thereto, and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. MIPS Technologies is under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

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MIPS and MIPS-Based are trademarks or registered trademark of MIPS Technologies, Inc. in the United States and other countries. All other trademarks referred to herein are the property of their respective owners.